Exhibit 10.1

SEPARATION AGREEMENT

This SEPARATION AGREEMENT (the “Separation Agreement”) is entered into this 23rd day of October 2017 (the “Separation Date”), between Antony Mitchell (“Mitchell”) and Emergent Capital, Inc. (the “Company”) (each a “Party,” and together, the “Parties”).

WHEREAS Mr. Mitchell has served as the Chief Executive Officer of the Company and serves as a member of the Board of Directors of the Company; and

WHEREAS Mr. Mitchell and the Company wish to effectuate his separation from employment by the Company and his resignation from the Company’s Board of Directors;

NOW, THEREFORE, with the intent to be legally bound hereby, and in consideration of the mutual covenants contained herein, the parties agree as follows:

1.                                      Resignations of Mitchell.  By executing this Agreement, Mitchell resigns as (i) the Chief Executive Officer of the Company and of any affiliate of the Company and (ii) hereby a member of its Board of Directors of the Company and any of its affiliates effective immediately upon the full execution of this Agreement by the Parties.

2.                                      Final Pay.  On or before the Company’s next regular pay date following the Separation Date, the Company will pay Mitchell (a) all salary due to him through the Separation Date, less applicable statutory deductions and authorized withholdings, and (b) all accrued but unused paid time off, if any, to which Mitchell may be entitled under applicable law.  Mitchell understands and agrees that he is not entitled to any remuneration, payment, severance or any other thing of value except as expressly provided in this Separation Agreement, and that his entitlement under the Executive Employment and Severance Agreement between Mitchell and the Company, dated November 5, 2010 to any such payments is entirely extinguished and superseded by this Separation Agreement.

3.                                      Statements Concerning Mitchell’s Departure.  Concerning Mr. Mitchell’s departure from the Company, the Company’s subsidiaries and/or the Company’s Board of Directors, when asked about such departure(s) the Company and its directors, officers, employees, agents and representatives shall only state, or otherwise when appropriate in the discretion of the Company, and as may be required by applicable law, that “Tony has left the Company to pursue other ventures.  Emergent appreciates the work he has done for and the many contributions he has made to the Company and wishes him continued success.”

4.                                      Attorneys’ Fees.

a.                                      In consideration of the covenants contained in this Separation Agreement, within ten (10) business days following the Separation Date, the Company will cause to be delivered to legal counsel to be designated by Mitchell the amount of One Hundred Fifty Thousand Dollars (US$150,000) to cover attorneys’ fees in connection with his separation from the Company (the “Attorneys’ Fees”).

b.                                      Mitchell acknowledges that he understands and agrees that: (i) payment of the Attorneys’ Fees may result in taxable income to Mitchell under applicable federal, state and/or local tax laws; (ii) the Company is providing no tax, accounting or legal advice to Mitchell, and the Company  makes no representations regarding any tax obligations or tax consequences on Mitchell’s part relating to or arising from this Separation Agreement; (iii) Mitchell will assume all federal, state and/or local tax and any other liens, obligations, claims or consequences to him that may arise from this Separation Agreement, and he will not seek any indemnification from the Company with respect thereto; and, (iv) Mitchell has been advised that the Company will comply with its obligations to make reports of such taxable income to the appropriate federal, state and/or local taxation or governmental authorities by issuing an IRS Form 1099 reflecting the amount of the payment referenced in Section 4(a) above.  Mitchell will provide a completed Form W-9 to the Company within ten (10) business days following his receipt of the payment referenced in Section 4(a).

5.                                      Severability.  If, at any time after the date of the execution of this Agreement, any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect.  However, the illegality or unenforceability of such provision shall have no effect upon, and shall not impair the enforceability of, any other provision of this Agreement.

6.                                      No Construction against Drafter.  Mitchell acknowledges that he has been represented by counsel in the negotiation and making of this Separation Agreement.  Should any provision of this Agreement require interpretation or construction, it is agreed by the Parties that the entity interpreting or construing the Agreement shall not apply a presumption against one Party by reason of the rule of construction that a document is to be construed more strictly against the Party who prepared the document.

7.                                      Successors and Assigns.  This Agreement is binding upon, and shall inure to the benefit of, the Parties and their respective heirs, executors, administrators, successors and assigns.

8.                                      Choice of Law.  This Agreement shall be governed and construed under the laws of the State of Florida, irrespective of its conflict of laws principles that would require the application of the law of any other jurisdiction.

9.                                      Recitals.  The recitals to this Agreement are hereby deemed incorporated into this Agreement.

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WHEREFORE, the parties hereto have caused this Agreement to be signed as of the day and date first above written.

ANTONY MITCHELL	EMERGENT CAPITAL, INC.

/s/ Antony Mitchell	By:	Patrick J. Curry

	Its	Interim CEO